Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS OF EXASCALE LABS INC.

The following discussion and analysis of the financial condition and results of operations of Exascale Labs Inc. (“Legacy Exascale”) for the years ended June 30, 2026 and 2025 is included as Exhibit 99.2 to Amendment No. 1 (the “Amendment”) to the Current Report on Form 8-K filed by Exascale Labs Holdings Inc. (“PubCo”) with the SEC on September 2, 2026 (the “Original Form 8-K”). Unless the context otherwise requires, references in this Exhibit 99.2 to “we,” “us,” “our” and the “Company” refer to PubCo and its consolidated subsidiaries following the Closing and to Legacy Exascale and its subsidiary prior to the Closing; the historical financial information discussed below is that of Legacy Exascale. As used in this Exhibit 99.2, “GaaS” means GPU as a Service, “AIDC” means AI data center, “LLM” means large language model, “HVDC” means high-voltage direct current, “USDC” means U.S. Dollar Coin and “SAFEs” means simple agreements for future equity. Capitalized terms used but not defined in this Exhibit 99.2 have the meanings given to them in the Amendment or the Original Form 8-K.

You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and notes thereto included as Exhibit 99.1 to the Amendment. Certain of the information contained in this discussion and analysis or set forth elsewhere in the Amendment or the Original Form 8-K, including information with respect to plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors” in the Proxy Statement/Prospectus, which is incorporated by reference in the Amendment, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read that section to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section entitled “Form 10 Information—Cautionary Note Regarding Forward-Looking Statements” in the Amendment.

OVERVIEW

Legacy Exascale was incorporated in the State of Delaware in June 2022. Exascale Labs Holdings Inc. was incorporated in the State of Delaware in December 2025 in connection with the Business Combination. Through the Business Combination, Exascale Labs Holdings Inc. succeeded to the business of Legacy Exascale. We are a next-generation AI infrastructure provider operating an asset-light, software-defined GPU compute platform and related AI infrastructure solutions. Our core business includes GaaS, through which we provide reserved and on-demand access to high-performance GPU compute capacity sourced from third-party data centers globally, as well as GPU cluster management and optimization services for AIDC operators. In addition, we have developed certain modular data center, high-density liquid cooling, HVDC power, data center interconnectivity and energy storage solutions that are designed to address deployment bottlenecks in AI infrastructure and that we believe are ready for commercial engagement, although these capabilities have not yet generated revenue as of the date of the Amendment. The platform is purpose-built for large-scale AI workloads, including LLM training, fine-tuning, and high-concurrency inference.

Our business consists of two primary product and service categories. First, we provide GPU-based compute services through our GaaS offering, which delivers scalable access to high-performance GPU capacity via bare-metal and VM configurations. These services are offered through both on-demand and reserved usage models and are designed to support a range of AI workloads, including large-scale model training, fine-tuning, and high-concurrency inference. Second, we provide Infrastructure Solutions for AI deployments, which include (i) GPU cluster management and operational services provided to AIDC operators, including planning and configuration support, monitoring, performance tuning, and ongoing operational assistance for large-scale GPU deployments, which are revenue-generating and delivered pursuant to commercial service arrangements, and (ii) certain modular data center, advanced liquid cooling, HVDC power, data center interconnectivity and energy storage solutions that management believes are ready to support customer deployments as of the date of the Amendment, although such offerings have not generated revenue to date. We expect to pursue these offerings on an asset-light basis, primarily through partnerships, systems integration, contract manufacturing and other collaborative structures.

Key Financial Metrics

	For the Years Ended June 30,
	2025	2026
	$	$
Total revenues	7,015,512	14,822,799
Loss from operations	(3,044,846)	(4,800,840)
Net loss	(7,659,667)	(12,162,391)

Key Performance and Operating Metrics

We use certain key performance and operating metrics to evaluate the performance of our business, monitor customer demand and utilization, assess capacity sourcing and deployment, evaluate supplier procurement and pricing, and support resource allocation decisions. Management reviews these metrics together with our financial results, including revenue, cost of revenue, gross margin, operating expenses and cash flows.

The following table presents our key performance and operating metrics for the fiscal years ended June 30, 2025 and 2026. We calculate GPU-hours using a standard 730-hour month for each month presented, rather than the actual number of calendar days in each month. We use 730 hours because it approximates the average number of hours in a month and is applied consistently across all periods presented to enhance period-to-period comparability and avoid fluctuations caused solely by differences in the number of calendar days in individual months. Accordingly, available GPU-hours are calculated as deployed GPU capacity multiplied by 730 hours for each month, and billable GPU-hours are calculated as customer-contracted GPU capacity multiplied by 730 hours for each month. Our current KPI framework does not separately track or present on-demand GPU-hours as a key operating metric. On-demand usage, to the extent generated during the periods presented, is discussed through revenue and MD&A rather than through this KPI.

For capacity-based metrics, we present monthly average amounts for the applicable period because management believes period-average capacity metrics are more directly comparable to period revenue, cost of revenue, available GPU-hours, billable GPU-hours and utilization. Monthly average amounts are calculated as the simple average of the monthly capacity amounts compiled by management for each month in the applicable period.

	For the years ended June 30,
	2025	2026
Average contracted GPU supply	935.3 GPUs	1,294.7 GPUs
Average theoretical GPU compute power related to contracted GPU supply	733,231 Tflops	2,194,087 Tflops
Average deployed GPU capacity	816.7 GPUs	1,154.7 GPUs
Average theoretical GPU compute power related to deployed GPU capacity	595,289 Tflops	1,816,187 Tflops
Average customer-contracted GPU capacity	754.7 GPUs	1,050.8 GPUs
Average theoretical GPU compute power related to customer-contracted GPU capacity	532,238 Tflops	1,580,057 Tflops
Available GPU-hours	7,154,000	10,114,880
Billable GPU-hours	6,610,880	9,205,008
Utilization of deployed GPU capacity	92.4%	91.0%
Weighted-average remaining customer contract term, as of period end	4.2 months	8.2 months

Average contracted GPU supply.

The monthly average GPU capacity secured under binding supplier arrangements during the applicable period. This metric includes GPU capacity available to us under binding supplier arrangements during the period and excludes non-binding forecasts, options, allocation indications, memorandums of understanding (“MOUs”) and similar non-binding arrangements. Monthly average amounts are calculated as the simple average of the monthly capacity amounts compiled by management for each month in the applicable period. This metric provides visibility into our access to GPU supply and capacity sourcing over the applicable period. Management uses this metric for supplier procurement planning, deployment planning, capacity expansion decisions and alignment of supplier capacity with expected customer demand.

Average theoretical GPU compute power related to contracted GPU supply.

The monthly average theoretical compute power associated with average contracted GPU supply during the applicable period, calculated based on the GPU types and theoretical performance characteristics used by management. Theoretical GPU compute power does not represent actual realized throughput, which may vary based on workload type, configuration, utilization, software optimization, networking, memory, customer usage patterns and other factors. This metric helps investors understand the compute capacity associated with our contracted GPU supply. Management uses this metric to assess the scale and performance profile of contracted GPU resources.

Average deployed GPU capacity.

The monthly average GPU capacity that was installed, configured and made available for customer workloads on our platform during the applicable period. Monthly average amounts are calculated as the simple average of the monthly capacity amounts compiled by management for each month in the applicable period. This metric helps investors understand the average amount of capacity available for revenue-generating customer workloads during the period. Management uses this metric to assess deployment progress, available service capacity and operational readiness.

Average theoretical GPU compute power related to deployed GPU capacity.

The monthly average theoretical compute power associated with average deployed GPU capacity during the applicable period, calculated based on the GPU types and theoretical performance characteristics used by management. Theoretical GPU compute power does not represent actual realized throughput, which may vary based on workload type, configuration, utilization, software optimization, networking, memory, customer usage patterns and other factors. This metric helps investors understand the compute capacity associated with our deployed GPU capacity. Management uses this metric to assess deployed platform scale and capacity available to support customer workloads.

Average customer-contracted GPU capacity.

The monthly average customer demand committed under binding customer arrangements during the applicable period, measured by reference to GPUs committed to customers or equivalent committed GPU-hours, as applicable, and excluding non-binding MOUs, letters of intent, cancellable trial arrangements, pipeline opportunities and similar non-binding discussions. Monthly average amounts are calculated as the simple average of the monthly capacity amounts compiled by management for each month in the applicable period. This metric provides visibility into committed demand and forward utilization. Management uses this metric to assess demand visibility, customer commitments, capacity allocation and alignment between supplier capacity and customer demand.

Average theoretical GPU compute power related to customer-contracted GPU capacity.

The monthly average theoretical compute power associated with average customer-contracted GPU capacity during the applicable period, calculated based on the GPU types and theoretical performance characteristics used by management. Theoretical GPU compute power does not represent actual realized throughput, which may vary based on workload type, configuration, utilization, software optimization, networking, memory, customer usage patterns and other factors. This metric helps investors understand the compute power associated with customer-contracted demand. Management uses this metric to assess customer demand, capacity allocation and utilization planning.

Available GPU-hours.

The aggregate standardized GPU-hours during the applicable period attributable to deployed GPU capacity available to support customer workloads, calculated as the sum, for each month in the applicable period, of deployed GPU capacity multiplied by 730 hours. We use a standard 730-hour month for this calculation and does not adjust the calculation based on differences in the actual number of calendar days in each month. Available GPU-hours is a standardized capacity metric based on deployed GPU capacity made available for customer workloads and does not reflect actual customer usage. This metric serves as the denominator for utilization and helps investors understand the amount of deployed capacity available to generate revenue. Management uses this metric to monitor platform availability, operating capacity and potential idle capacity.

Billable GPU-hours.

The aggregate standardized GPU-hours during the applicable period attributable to customer-contracted GPU capacity under reserved or other binding customer arrangements, calculated as the sum, for each month in the applicable period, of customer-contracted GPU capacity multiplied by 730 hours. We use a standard 730-hour month for this calculation and do not adjust the calculation based on differences in the actual number of calendar days in each month. Our current KPI framework does not separately track or present on-demand GPU-hours as a key operating metric. On-demand usage, to the extent generated during the periods presented, is discussed through revenue and MD&A rather than through this KPI. This metric serves as the numerator for utilization and helps investors understand the portion of available deployed capacity covered by customer-contracted arrangements. Management uses this metric to evaluate customer commitments, revenue generation and capacity monetization.

Utilization of deployed GPU capacity.

Billable GPU-hours divided by available GPU-hours for the applicable period. This metric helps investors evaluate the efficiency with which we monetize deployed capacity. Management uses this metric to identify idle capacity, evaluate demand, plan procurement, assess pricing and support expansion decisions.

Weighted-average remaining customer contract term.

Weighted-average remaining term of binding fixed-term customer contracts as of the end of the applicable period, weighted by monthly committed revenue. This metric helps investors assess revenue visibility, renewal timing and customer contract duration. Management uses this metric to manage renewals, assess revenue visibility and align customer commitments with supplier arrangements.

We review supplier pricing and procurement cost information in connection with procurement planning, customer pricing, margin management and supplier negotiations. However, we do not use a single standardized average procurement cost per GPU-hour or per billable GPU-hour as a key operating metric. Our supplier arrangements are primarily usage-based and bundled with related infrastructure services, and pricing may vary based on GPU type, capacity configuration, usage volume, supplier terms, deposits, prepayments, service period, hosting, power, network connectivity and prevailing market conditions. We therefore discuss supplier cost trends through cost of revenue, gross margin and qualitative period-over-period MD&A discussion, rather than presenting a separate unit-cost KPI.

SPECIFIC FACTORS AFFECTING OUR RESULTS OF OPERATIONS

As an AI infrastructure provider, our operational performance is shaped by key factors tied to the rapid evolution of the AI industry. While influenced by these broader industry trends, we believe our results of operations are more directly affected by company-specific factors, including the following major factors:

Our ability to secure a stable and competitive supply of advanced GPU chips

Our business depends on our ability to obtain a reliable and cost-competitive supply of advanced GPU chips. Given the current global environment, in which supply chains are concentrated and subject to periodic constraints, access to GPUs is an important input to our capacity planning, ability to meet customer requirements, and anticipated growth. GPUs represent a foundational component of our technology platform, and limitations in supply could adversely affect operating efficiency and service delivery. We believe that our current chip technology compares favorably with available alternatives and supports customer acquisition and retention.

Our ability to manage computing power supply under an asset-light model

We operate under an asset-light model and do not own core hardware. As a result, our service offerings depend on the availability of GPU servers and related computing capacity sourced and integrated from third-party providers. Supplier concentration, access to advanced GPU hardware, procurement terms, and delivery timelines may affect our available capacity, cost structure, and deployment flexibility. Disruptions in the supply chain, changes in technology, or modifications to relationships with key suppliers could adversely impact our business.

We seek to mitigate these risks through supplier relationship management, capacity planning, and the use of contractual arrangements designed to provide flexibility where feasible. We have expanded our available computing capacity over time, which supports anticipated business growth and may contribute to improved procurement efficiency.

Our ability to develop and scale our technical and operational platform

Our service offerings depend on the performance and reliability of our software platform and operational systems, which enable the delivery and management of computing services. While GPU hardware is sourced from third parties, our software and operational capabilities are required to allocate resources, manage performance, support automation, and provide customer support at scale. The effectiveness of this technical and operational layer influences service reliability, operating costs, and the customer experience.

We continue to develop and enhance our internal software platform and operational processes, including the addition of new functionality intended to address evolving customer requirements and support the scaling of our services.

Our ability to manage third-party data center dependencies

We rely on third-party providers for data center facilities, including space, power, cooling, and network connectivity. These infrastructure components are not directly controlled by us, and their availability, cost and performance may affect service delivery. Under our asset-light model, we seek to manage these dependencies through capacity planning, system architecture design, service-level management, and the use of multiple facilities where feasible.

Our approach is intended to support operational continuity and provide flexibility as service demand evolves; however, disruptions or changes in third-party data center relationships could adversely impact operations.

Our ability to acquire, retain, and expand our customer base

Our results depend on continued customer demand for our services and our ability to attract and retain customers in a competitive market. Serving both AI developers and enterprise customers requires offerings that meet customer performance, reliability, and cost expectations, as well as the ability to respond to evolving use cases and requirements. Competition, changes in customer preferences, or the availability of alternative solutions could affect customer acquisition and retention.

We seek to support customer retention by maintaining service quality and reliability and by demonstrating the value of our services over time. For the fiscal year ended June 30, 2025 and 2026, our customer renewal rate was approximately 90% and 68%, respectively.

Our ability to achieve profitability through cost management

Under our asset-light model, we incur operating expenses in place of significant capital expenditures. Our primary cost components include GPU hardware resources, data center hosting, power, and network services. As a result, operating results are influenced by our ability to manage these ongoing costs in relation to revenue.

We seek to improve financial performance by managing resource utilization, negotiating procurement arrangements, and applying pricing practices intended to reflect cost structures and market conditions, while maintaining service quality. There can be no assurance that these efforts will result in sustained profitability.

KEY COMPONENTS OF RESULTS OF OPERATIONS

Revenues

Our business is primarily comprised of the following two revenue streams: (i) providing intelligent computing power service to commercial enterprise clients with substantial GPU computing requirements, and (ii) providing comprehensive data center service to data center asset owners.

(i) Revenue from intelligent computing power service

We leverage our expertise in high-performance computing and cloud-native architectures to build and operate stable, efficient, and scalable GPU computing platforms through modular data center design and liquid cooling technology. We use these platforms to provide computing resources for large-scale AI training, model inference, and high-performance scientific computing to commercial enterprise clients with substantial GPU computing requirements. Supporting services include GPU server environment deployment, cluster scheduling and performance optimization, high-speed network interconnection, real-time monitoring and intelligent alerting systems, as well as industry-compliant security and regulatory assurance. Under ASC 606, all related services are accounted for as a single performance obligation, and revenue is recognized on a straight-line basis over the contractual service period.

(ii) Revenue from comprehensive data center service

We leverage our project experience in infrastructure management, cluster optimization, and system monitoring to provide full-cycle operational support to data center asset owners. Services encompass facility environment deployment, network architecture implementation, security and compliance system development, daily operational monitoring, and emergency fault response. Under ASC 606, revenue from each distinct service, which constitutes a separate performance obligation, is recognized on a straight-line basis over the contractual service period.

Cost of Revenues

Our cost of revenues primarily include computing power service, professional service fees and staff costs and employee benefits. All the cost of revenues are recognized in the period in which the related services occur or the benefits are received.

Operating expenses

Our selling and marketing expenses primarily include: (i) advertising and promotion expenses, (ii) staff costs, employee benefits and share-based compensation, and (iii) travel and other routine office expenses. All expenses are recognized in the period in which the related services occur or the benefits are received.

Our general and administrative expenses mainly consist of staff costs and employee benefits, professional service fees, depreciation expenses and other operating expenses.

Our research and development expenses mainly consist of software development outsourcing service fees, server costs, staff costs and employee benefits, and testing expenses.

RESULTS OF OPERATIONS

Fiscal year ended June 30, 2025 compared to fiscal year ended June 30, 2026

The following table summarizes the results of our operations for the years ended June 30, 2025 and 2026 and provides information regarding the dollar and percentage increase (or decrease) during such periods.

	For the Years Ended June 30,
	2025		2026		Fluctuation
	$	%	$	%	$	%
Revenues
Revenue from intelligent computing power service	6,546,249	93.3%	14,664,937	98.9%	8,118,688	124.0%
Revenue from comprehensive data center service	469,263	6.7%	157,862	1.1%	(311,401)	-66.4%
Total revenues	7,015,512	100.0%	14,822,799	100.0%	7,807,287	111.3%
Cost of revenues	(5,910,315)	-84.2%	(12,404,546)	-83.7%	(6,494,231)	109.9%
Gross profit	1,105,197	15.8%	2,418,253	16.3%	1,313,056	118.8%
Operating expenses
Selling and marketing expenses	(989,155)	-14.1%	(499,392)	-3.4%	489,763	-49.5%
General and administrative expenses	(362,982)	-5.2%	(1,229,516)	-8.3%	(866,534)	238.7%
Research and development expenses	(2,797,906)	-39.9%	(5,490,185)	-37.0%	(2,692,279)	96.2%
Total operating expenses	(4,150,043)	-59.2%	(7,219,093)	-48.7%	(3,069,050)	74.0%
Loss from operations	(3,044,846)	-43.4%	(4,800,840)	-32.4%	(1,755,994)	57.7%
Change in fair value of simple agreements for future equity	(4,614,821)	-65.8%	(7,377,383)	-49.8%	(2,762,562)	59.9%
Other income	-	-%	15,832	0.1%	15,832	NA
Loss before income tax expenses	(7,659,667)	-109.2%	(12,162,391)	-82.1%	(4,502,724)	58.8%
Income tax expenses	-	-	-	-	-	-
Net loss	(7,659,667)	-109.2%	(12,162,391)	-82.1%	(4,502,724)	58.8%

Loss per share(1)
Basic and diluted	$(5,106.44)		$(8,108.26)

Weighted average number of shares
Basic and diluted	1,500		1,500

(1)	On January 8, 2026, we re-designated our authorized share capital of 1,500 common stock to 303 shares of Class A common stock and 1,197 shares of Class B common stock.

Revenues

Our revenues consist of the following:

	For the Years Ended June 30,
	2025		2026		Fluctuation
	$	%	$	%	$	%
Revenues
Revenue from intelligent computing power service	6,546,249	93.3%	14,664,937	98.9%	8,118,688	124.0%
Revenue from comprehensive data center service	469,263	6.7%	157,862	1.1%	(311,401)	-66.4%
Total revenues	7,015,512	100.0%	14,822,799	100.0%	7,807,287	111.3%

Our total revenue increased by $7.8 million, or 111.3%, from $7.0 million for the year ended June 30, 2025 to $14.8 million for the year ended June 30, 2026. This growth was primarily driven by revenue from our intelligent computing power service, which increased by approximately $8.1 million, or 124.0%, from $6.5 million for the year ended June 30, 2025 to $14.7 million for the year ended June 30, 2026. This segment constituted 98.9% of our total revenue for fiscal year 2026, up from 93.3% in the prior fiscal year, solidifying its position as the core driver of our expansion. This increase was partially offset by a decrease of $0.3 million, or 66.4%, from comprehensive data center service.

We quantified the increase in revenue attributable to expansion within our existing customer base and new customer additions as follows:

(i)	Expansion within existing customer base: $4.8 million (approximately 61.5% of total revenue growth), representing increased spending by customers that generated revenue for the year ended June 30, 2025. The increase in average revenue per existing customer was primarily associated with higher service utilization, as average service usage increased from 8.2 months for the year ended June 30, 2025 to 11.8 months for the year ended June 30, 2026, with a 17 % increase in average monthly service fees, which we believe reflects increased customer demand for compute services and higher workload and performance requirements.

(ii)	New customers: $3.0 million (approximately 38.5% of total revenue growth), representing revenue from customers that first generated revenue for the year ended June 30, 2026.

The revenue growth analysis for our two revenue streams is presented below:

(1)	Revenue from intelligent computing power service

Our revenue from intelligent computing power service increased by approximately $8.1 million, or 124.0%, from $6.5 million for the year ended June 30, 2025 to $14.7 million for the year ended June 30, 2026. The increase was mainly due to:

Expansion and Efficiency Enhancement of Our Core Resource Pool

Our intelligent computing power resource pool has seen significant improvements in both scale and performance. Through strategic investments, we have not only expanded our total computing power supply but also optimized our resource scheduling efficiency and stability, particularly with the latest GPU computing cards. This enables us to meet the stringent demands of high-end customers for low-latency, highly reliable computing power while supporting more high-load clients, laying a solid physical foundation for revenue scaling.

Deepening Product Value and Enhancing Solution Added Value

We continuously enhance the value delivered to customers through rapid iteration of product features and strengthening of our technical service systems. Specific manifestations include:

(i)	Rapid evolution of product functionality: Keeping pace with cutting-edge demands, we have consistently enhanced core features such as model training optimization, inference acceleration, and dedicated resource scheduling, enabling customers to utilize computing power more efficiently.

(ii)	Professionalization of technical services: We provide in-depth support for technology-driven clients, including architecture consulting, performance tuning, and rapid troubleshooting, transforming from a “resource provider” to a “technology partner.”

(iii)	Enhancement of solution added value: By offering integrated solutions that include software tool chains, industry optimization practices, and ongoing technical support, we help customers reduce total cost of ownership and accelerate innovation, thereby achieving higher average revenue per customer and deeper customer engagement.

High Customer Renewal Rate and Strengthening of Long-Term Partnerships

Our customer agreements generally fall into two categories, namely, (i) agreements for compute services and (ii) agreements for GPU cluster management services and related infrastructure support services. With respect to compute services, we offer both reserved arrangements and on-demand arrangements. Reserved arrangements generally provide committed intelligent computing power services for a defined service term. Historically, most reserved arrangements have had initial terms of approximately one year, although actual contract durations have generally ranged from approximately three months to three years. On-demand arrangements are generally provided under our platform terms and conditions and allow customers to obtain services on a pay-as-you-go basis without a fixed committed service term. With respect to GPU cluster management services and related infrastructure support services, we generally enter into customer agreements that provide for services to be delivered either over a defined service period on a fixed-term basis or on a project basis to complete specified scope, deliverables, or implementation work within an agreed timeframe.

During the fiscal year ended June 30, 2025, we had 28 customers across our current revenue-generating offerings, of which 19 continued to generate revenue during the fiscal year ended June 30, 2026. Accordingly, for the year ended June 30, 2026, our customer renewal rate was approximately 68% (19 out of 28). The average revenue per enterprise customer increased from $250,000 to $570,000, directly contributing to stable revenue growth. The high renewal rate stems from:

(i)	Industry-leading hardware and software in our computing services: The reliability and performance of our products consistently meet standards.

(ii)	Establishment of long-term partnerships: Transitioning from transactional relationships to strategic collaborations, we have signed long-term framework agreements with several leading customers, ensuring sustainable and predictable revenue.

Expanded our market presence.

During the initial operational phase of year ended June 30, 2024, our revenue primarily originated from early-established regional markets, such as Canada and Hong Kong. Entering year ended June 30, 2025, we successfully extended our reach to strategic markets including Singapore and the United States, resulting in a more balanced and diversified revenue structure. Specifically, the combined contribution from the Singapore and U.S. markets amounted to $4.6 million, accounting for 65.1% of total revenue for the year ended June 30, 2025. During the year ended June 30, 2026, the revenue from Hong Kong and U.S. markets was $8.5 million, accounting for 57.0% of total revenue for the period.

Overall, our growth model has established a virtuous cycle encompassing “supply capacity, product value, customer relationships, and market presence”: resource expansion supports scale growth, product evolution enhances monetization capabilities, customer relationships provide a stable foundation, and market optimization strengthens development resilience. This growth system has laid a solid groundwork for our future sustainable development, while also validating the effectiveness of our strategic execution and the sustainability of our business model.

(2)	Revenue from comprehensive data center service

Our revenue from our comprehensive data center service decreased by $0.3 million, or 66.4%, from $0.5 million for the year ended June 30, 2025 to $0.2 million for the year ended June 30, 2026. The decrease was mainly due to a decline in the average service volume per customer, while the number of customers remained unchanged at two for both fiscal years.

Cost of revenues

Our cost of revenues increased by $6.5 million, from $5.9 million for the year ended June 30, 2025 to $12.4 million for the year ended June 30, 2026, representing a growth rate of 109.9%. This increase primarily reflects the scaling of our business operations in line with revenue expansion, while demonstrating improved cost efficiency as evidenced by the reduction in the cost-to-revenue ratio from 84.2% to 83.7%.

Gross profit and gross margin

The following table sets forth our gross profit and gross margin by revenue types for the years indicated:

	For the Years Ended June 30,
	2025	2026	Fluctuation
	$	$	$	%
Revenues	7,015,512	14,822,799	7,807,287	111.3%
Cost of revenues	(5,910,315)	(12,404,546)	(6,494,231)	109.9%
Gross profit	1,105,197	2,418,253	1,313,056	118.8%
Gross margin	15.8%	16.3%

Our gross profit increased by $1.3 million, from $1.1 million for the year ended June 30, 2025 to $2.4 million for the year ended June 30, 2026, representing a growth rate of 118.8%. This increase was driven by higher revenue and an expansion in gross margin, which improved from 15.8% to 16.3%.

The concurrent improvement in gross profit and gross margin reflects scalable operational efficiency amid rapid revenue growth. Margin expansion was achieved through ongoing optimization of technology infrastructure, energy efficiency initiatives, and dynamic resource scheduling, which helped contain the growth of cost of revenues to 109.9%, below the revenue growth of 111.3%.

Operating expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total revenues, for the years indicated:

	For the Years Ended June 30,
	2025		2026		Fluctuation
	$	%	$	%	$	%
Operating expenses
Selling and marketing expenses	(989,155)	-14.1%	(499,392)	-3.4%	489,763	-49.5%
General and administrative expenses	(362,982)	-5.2%	(1,229,516)	-8.3%	(866,534)	238.7%
Research and development expenses	(2,797,906)	-39.9%	(5,490,185)	-37.0%	(2,692,279)	96.2%
Total operating expenses	(4,150,043)	-59.2%	(7,219,093)	-48.7%	(3,069,050)	74.0%

Our operating expenses consist of selling and marketing expenses, general and administrative expenses, and research and development expenses. Operating expenses increased by $3.1 million, or 74.0%, from $4.2 million for the year ended June 30, 2025 to $7.2 million for the year ended June 30, 2026. The increase was primarily due to research and development expenses increasing by $2.7 million and general and administrative expenses increasing by $0.9 million, partially offset by a decrease in selling and marketing expenses of $0.5 million.

Our selling and marketing expenses decreased by $0.5 million, or 49.5%, to $0.5 million for the year ended June 30, 2026 from $1.0 million for the year ended June 30, 2025. The decrease was primarily driven by lower share-based compensation expense and reduced marketing and promotional spending. Revenue growth for the year ended June 30, 2026 came mainly from upsells to existing customers and new customer acquisitions, without a corresponding increase in selling and marketing expenses. We expect selling and marketing expenses to remain relatively stable as a percentage of total revenue in the foreseeable future.

General and administrative expenses increased by $0.9 million, or 238.7%, from $0.4 million for the year ended June 30, 2025 to $1.2 million for the year ended June 30, 2026. The increase was primarily attributable to salaries and compensations paid to operational support staff and professional fees related to consulting and audit. Despite the increase, we believe our general and administrative spending remained disciplined and aligned with our ongoing focus on administrative cost control and operating efficiency.

Research and development expenses increased by $2.7 million, or 96.2%, from $2.8 million for the year ended June 30, 2025 to $5.5 million for the year ended June 30, 2026. This increase reflects our continued commitment to technological innovation and product development to strengthen the core competitiveness of our intelligent computing power services and comprehensive for data center.

Loss from operations

Our loss from operations amounted to $4.8 million for the year ended June 30, 2026, compared to $3.0 million for the year ended June 30, 2025, representing an increase in operating loss of $1.8 million. This change was primarily attributable to the growth in operating expenses as we invested in research and development activities and higher professional service fees, which was partially offset by the revenue growth we achieved during the period.

Change in fair value of simple agreements for future equity

The change in fair value of simple agreements for future equity resulted in a loss of $7.4 million for the year ended June 30, 2026, compared to a loss of $4.6 million for the year ended June 30, 2025. The increase in loss of $2.8 million reflects the relative stabilization in the valuation of these instruments during the period.

Net loss

Our net loss increased by $4.5 million, from $7.7 million for the year ended June 30, 2025 to $12.2 million for the year ended June 30, 2026. The increase in net loss was primarily driven by the growth in operating loss and the fair value adjustment on simple agreements for future equity, as we continued to invest in scaling our infrastructure, expanding our market presence, and advancing our technology platform.

LIQUIDITY AND CAPITAL RESOURCES

Going Concern Considerations

As of June 30, 2026, we had cash and USDC of $4.9 million and current liabilities of $31.9 million. For the years ended June 30, 2025 and 2026, we used $1.0 million and $2.8 million in operating activities. We incurred net losses of $7.7 million and $12.2 million for these respective periods. Since inception, we have incurred recurring net losses from operations and negative cash flows from operating activities. As of June 30, 2026, we had an accumulated deficit of $25.4 million. These factors raised substantial doubt regarding our ability to continue as a going concern within one year of the date our audited consolidated financial statements included as Exhibit 99.1 to the Amendment were issued.

On August 27, 2026, we consummated the Business Combination. Upon the closing of the Business Combination, all outstanding SAFEs of Legacy Exascale were converted into PubCo Class A Ordinary Common Stock in accordance with their terms, eliminating SAFE liabilities that totaled approximately $29.1 million as of June 30, 2026. In connection with the closing of the Business Combination, we obtained access to cash proceeds of approximately $11.8 million retained from the Business Combination. In addition, between July 1, 2026 and August 27, 2026, an investor provided us with $1.0 million in the form of a SAFE, which was also converted into PubCo Class A Ordinary Common Stock upon the closing of the Business Combination.

Management has prepared a cash flow forecast covering the twelve-month period following the date our audited consolidated financial statements included as Exhibit 99.1 to the Amendment are issued. The forecast considers the liquidity provided by the Business Combination, conversion of SAFE instruments on the closing of the Business Combination, as well as our operating plans and expectations, including our continued focus on expanding our market presence and developing client relationships to drive revenue growth and managing operating expenses, with the objective of improving cash flows from operations over time.

Based on this forecast, we believe that we will have sufficient liquidity to fund our ongoing operations and anticipated working capital requirements for a period of at least twelve months after the date our audited consolidated financial statements included as Exhibit 99.1 to the Amendment are issued. Accordingly, we have concluded that the substantial doubt about our ability to continue as a going concern has been alleviated.

Our audited consolidated financial statements included as Exhibit 99.1 to the Amendment have been prepared on a going concern basis, and no adjustments are required to the carrying amounts or classification of assets and liabilities in the financial statements.

Cash Flows

Fiscal year ended June 30, 2025 compared to fiscal year ended June 30, 2026

The following table sets forth a summary of our cash flows for the years ended June 30, 2025 and 2026.

	For the Years Ended
	June 30,
	2025	2026
	$	$
Net cash used in operating activities	(1,010,799)	(2,754,624)
Net cash (used in) provided by investing activities	(2,138)	1,406,521
Net cash provided by (used in) financing activities	4,275,000	(190,000)
Net change in cash and cash equivalents	3,262,063	(1,538,103)
Cash and cash equivalents at the beginning of year	969,626	4,231,689
Cash and cash equivalents at the end of year	4,231,689	2,693,586

Operating Activities

For the year ended June 30, 2025, net cash used in operating activities was $1.0 million. This outflow was primarily attributable to: (i) a net loss of $7.7 million; (ii) an increase in advance to suppliers of $0.8 million, mainly due to strategic advances to secure priority access to key resources; and (iii) an increase in refundable deposits receivable, mainly due to business expansion. This outflow was significantly offset by non-cash adjustments and favorable changes in working capital, including: (i) a change in the fair value of the simple agreements for future equity of $4.6 million; (ii) a decrease in other receivables of $1.7 million due to the offset of investment funds held by an employee against supplier payments made on our behalf; (iii) an increase in refundable deposits payable of $1.2 million, primarily due to higher customer deposits resulting from business expansion; and (iv) an increase in contract liabilities of $0.3 million, mainly driven by an increase in both the customer base and the average revenue per customer resulting from business expansion.

For the year ended June 30, 2026, net cash used in operating activities was $2.8 million. This outflow was primarily attributable to: (i) a net loss of $12.2 million; (ii) an increase in account receivable of $1.0 million, mainly due to the growth in revenue; and (iii) a decrease in refundable deposits payable of $1.1 million. This outflow was significantly offset by non-cash adjustments and favorable changes in working capital, including: (i) a change in the fair value of the simple agreements for future equity of $7.4 million; (ii) a decrease in other receivables of $1.7 million due to the offset of investment funds held by an employee against supplier payments made on our behalf; (iii) an decrease in advance to suppliers of $0.9 million and an increase in account payable of 0.8 million, primarily due to our having secured more favorable credit terms from our suppliers.

Investing Activities

Net cash used in investing activities for the fiscal year ended June 30, 2025 was $2.1 thousand, which was attributable to the purchases of equipment of $2.1 thousand.

Net cash provided by investing activities for the fiscal year ended June 30, 2026 was $1.4 million, which was proceeds from the sale of USDT and USDC.

Financing Activities

Net cash provided by financing activities was $4.3 million for the fiscal year ended June 30, 2025, solely attributable to proceeds from the SAFEs. Net cash used in financing activities was $0.2 million for the fiscal year ended June 30, 2026, solely attributable to payment for deferred offering costs.

During the fiscal year ended June 30, 2026, we received $3.5 million of SAFEs proceeds through non-cash channels, consisting of $3.0 million received in USDC and $0.5 million received by an employee on our behalf. These amounts were disclosed as supplemental non-cash financing information and therefore were not included in net cash provided by financing activities.

CAPITAL EXPENDITURES

Our capital expenditures were minimal for the periods presented. We spent $2.1 thousand and nil on equipment purchases for the years ended June 30, 2025 and 2026. Going forward, we expect to make necessary capital expenditures to meet the expected growth of our business.

COMMITMENTS AND CONTRACTUAL OBLIGATIONS

We had no commitments and contractual obligations during any of the periods presented other than those disclosed in Note “COMMITMENTS and CONTINGENCIES” of our financial statements.

OFF BALANCE SHEET ARRANGEMENTS

We had no off-balance sheet arrangements during any of the periods presented.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We prepare our financial statements in accordance with generally accepted accounting principles in the United States of America, which requires our management to make estimates that affect the reported amounts of assets and liabilities at the dates of the balance sheets, as well as the reported amounts of revenues and expenses during the reporting periods. To the extent that there are material differences between these estimates and actual results, our financial condition or results of operations would be affected. We base our estimates on our own historical experience and other assumptions that we believe are reasonable after taking account of our circumstances and expectations for the future based on available information. We evaluate these estimates on an ongoing basis.

We consider an accounting estimate to be critical if: (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. There are other items within our financial statements that require estimation but are not deemed critical, as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

Revenue Recognition

We applied ASC Topic 606 “Revenue from Contracts with Customers” (“ASC 606”) for all periods presented.

The five-step model defined by ASC606 requires us to (i) identify our contracts with clients, (ii) identify our performance obligations under those contracts, (iii) determine the transaction prices of those contracts, (iv) allocate the transaction prices to our performance obligations in those contracts, and (v) recognize revenue when each performance obligation under those contracts is satisfied. Revenue is recognized when promised goods or services are transferred to the client in an amount that reflects the consideration expected in exchange for those goods or services.

We report all of our revenues on a gross basis. This determination is based on our assessment that we are the principal in our revenue arrangements. We control the service delivery platform and infrastructure before the service is provided to the customer. We are primarily responsible for fulfilling the service promise, has discretion in setting prices, and assumes the credit risk associated with the customer receivable.

As a practical expedient, we elected to expense the incremental costs of obtaining a contract when incurred if the amortization period of the asset that we otherwise would have recognized is one year or less.

Pursuant to ASC 606, we recognize revenue based on the transaction price, which is the amount of consideration we expect to be entitled to in exchange for transferring services to customers. For intelligent computing power services, contract consideration is generally fixed and is typically stated as a fixed monthly fee determined by (i) the contractually specified number of GPUs (capacity) and (ii) the service period. Accordingly, the transaction price is generally the fixed contractual amount. We recognize revenue over time as the services are provided throughout the contract term. We offer payment terms ranging from 0 to 6 months, depending on customers’ credit profiles and service requirements.

We do not provide warranties for our services or offer service-type warranty arrangements.

The following is a description of our principal activities from which we generate our revenue under ASC 606.

(i) Revenue for intelligent computing power service

We leverage our expertise in high-performance computing and cloud-native architectures to build and operate stable, efficient, and scalable GPU computing platforms through modular data center design and liquid cooling technology. We use these platforms to provide computing resources for large-scale AI training, model inference, and high-performance scientific computing to commercial enterprise clients with substantial GPU computing requirements. Supporting services include GPU server environment deployment, cluster scheduling and performance optimization, high-speed network interconnection, real-time monitoring and intelligent alerting systems, as well as industry-compliant security and regulatory assurance.

We account for the above promises as a single performance obligation because they are highly integrated and not separately identifiable in the context of the contract. We provide an integrated, managed GPU computing platform in which computing capacity, deployment/configuration, scheduling, networking, monitoring, and security/compliance are interdependent and together deliver a single combined service—continuous access to a functioning and secured platform over the contractual term.

We provide intelligent computing power services under two pricing models: (i) reserved capacity arrangements and (ii) on-demand (pay-as-you-go) arrangements. The following table presents revenue recognized during the period by arrangement type:

	For the Years Ended June 30,
	2025	2026
	$	$
Reserved capacity arrangements	6,501,569	14,652,429
On-demand arrangements	44,680	12,508
Total	6,546,249	14,664,937

Reserved capacity arrangements

We enter into reserved capacity arrangements, which generally provide committed intelligent computing power services for a defined service term ranging from 3 months to 3 years, with the majority of such arrangements having a one-year term. These contracts typically are non-cancelable, or may be canceled only under limited conditions with early notifications required. Payment terms generally range from 0-6 months upon the completion of services, and certain arrangements require prepayments. Any prepayments are recorded as contract liabilities and recognized over the service term.

The performance obligation is satisfied over time because the customer simultaneously receives and consumes the benefits. Revenue is recognized using a time-elapsed output method over the contractual service period.

On-demand (pay-as-you-go) arrangements

We provide customers with on-demand access to intelligent computing power and GPU resources under a pay-as-you-go model, which requires advance payment. Customer advances are recorded as contract liabilities and recognized as revenue over time during the provision of the related services underlying the contract term. We recognize revenue over time because the customer simultaneously receives and consumes the benefits during the service period. These arrangements generally do not include a fixed contractual term or minimum usage commitments.

(ii) Revenue from comprehensive data center service

We leverage our project experience in infrastructure management, cluster optimization, and system monitoring to provide full-cycle operational support to data center asset owners. Services encompass facility environment deployment, network architecture implementation, security and compliance system development, daily operational monitoring, and emergency fault response. Under ASC 606, revenue from each distinct service, which constitutes a separate performance obligation, is recognized on a straight-line basis over the contractual service period.

For the years ended June 30, 2025 and 2026, $7.0 million and $14.8 million of our revenue was recognized over time, respectively. Revenue is recognized over time because our services are performed throughout the contract term and the customer benefits as the services are provided.

Revenue disaggregated by service lines for the years ended June 30, 2025 and 2026 is disclosed in the table below:

	For the Years Ended June 30,
	2025	2026
	$	$
Revenue from intelligent computing power service	6,546,249	14,664,937
Revenue from comprehensive data center service	469,263	157,862
Total	7,015,512	14,822,799

Contract Liabilities

We receive advance payments from our customers for services to be provided in the future. These payments are recorded as contract liabilities on the balance sheet within “Contract liabilities”.

Contract liabilities are recognized when consideration is received from a customer prior to us satisfying our related performance obligations. For these service contracts, we recognize revenue, and reduce the contract liabilities over time as the services are rendered and the performance obligations are satisfied. Revenue recognized during the years ended June 30, 2025 and 2026 that was included in the contract liability balance at the beginning of the period was $95,326 and $392,152, respectively.

Crypto assets

Our crypto assets classified in current assets are held primarily for use in the ordinary course of business, which is expected to be actively utilized or converted within the normal operating cycle, and such crypto assets can be sold in a highly liquid marketplace. During the year ended June 30, 2026, we only held crypto assets of USDT and USDC, which were principally funded by SAFE investors and as a form of collection from revenue transactions. Our crypto assets are held with a qualified third-party custodian that provides secure storage and safeguarding of our crypto assets.

USDC

USDC is a stablecoin redeemable on a one-to-one basis for U.S. dollars and is accounted for as a financial instrument in the consolidated balance sheets.

Crypto assets other than USDC

On December 13, 2023, the FASB issued ASU 2023-08, which addresses the accounting and disclosure requirements for certain cryptocurrencies. The new guidance requires entities to subsequently measure certain cryptocurrencies at fair value, with changes in fair value recorded in net income in each reporting period. We applied the ASU since our holding of crypto assets in December 2025.

Digital assets that are received as noncash consideration in our revenue arrangements and paid in purchases of professional services and others are presented as cash flows from operating activities in other operating activities settled in digital assets and USDC. Digital assets that are received in our revenue arrangements and sold for cash within seven days are presented as cash flows from operating activities, while other digital asset activity held longer than seven days is reflected as cash flows from investing activities under disposal of digital assets and USDC held in the consolidated statements of cash flows. We present crypto assets other than USDC separately from other intangible assets and USDC, recorded as digital assets on the consolidated balance sheets.

For the year ended June 30, 2026, we recorded receipt and disbursement of digital assets amounting to $991,601 and $991,601, respectively, which resulted in an ending balance of nil. Our balances related to digital assets and stablecoins during the period included USDT and USDC, both of which are USD-pegged stablecoins. No fair value gain or loss on digital assets was recognized for the year ended June 30, 2026, considering the low volatility in the fair value of digital assets during the year ended June 30, 2026.

Simple agreements for future equity

SAFEs issued by us are freestanding financial instruments. As they contain certain redemption or liquidation features that may require us to settle the obligation in cash upon the occurrence of defined events (e.g., a change of control or dissolution), the instruments create an obligation that meets the definition of a liability. Accordingly, the SAFEs are classified in their entirety as liabilities on the consolidated balance sheets.

These liabilities are measured at fair value upon initial recognition and are subsequently remeasured at fair value at each reporting date. All changes in their fair value are recognized in the consolidated statement of operations and comprehensive loss in the period in which they occur.

Income taxes

Current income taxes are provided on the basis of income before income taxes for financial reporting purposes, and adjusted for income and expense items which are not assessable or deductible for income tax purposes, in accordance with the regulations of the relevant tax jurisdictions. Deferred income taxes are provided using the liability method. Under this method, deferred income tax assets and liabilities are recognized for the tax effects of temporary differences and are determined by applying enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the statements of comprehensive income in the period the change in tax rates or tax laws is enacted. A valuation allowance is provided to reduce the amount of deferred income tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred income tax assets will not be realized.

We apply a “more likely than not” recognition threshold in the evaluation of uncertain tax positions. We recognize the benefit of a tax position in the financial statements if the tax position is “more likely than not” to prevail based on the facts and technical merits of the position. Tax positions that meet the “more likely than not” recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Unrecognized tax benefits may be affected by changes in interpretation of laws, rulings of tax authorities, tax audits, and expiry of statutory limitations. In addition, changes in facts, circumstances and new information may require us to adjust the recognition and measurement estimates with regard to individual tax positions. Accordingly, unrecognized tax benefits are periodically reviewed and re-assessed. Adjustments, if required, are recorded in our financial statements in the period in which the change that necessities the adjustments occur. The ultimate outcome for a particular tax position may not be determined with certainty prior to the conclusion of a tax audit and, in certain circumstances, a tax appeal or litigation process. We record interest and penalties related to unrecognized tax benefits (if any) in interest expenses and general and administrative expenses, respectively.

RECENT ACCOUNTING PRONOUNCEMENTS

Please refer to Note 2 to our audited consolidated financial statements included as Exhibit 99.1 to the Amendment. We have reviewed all the recently issued, but not yet effective, accounting pronouncements and we do not believe any of these pronouncements will have a material impact on our financial statements.